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                                                                    EXHIBIT 11.1

                               BAB HOLDINGS, INC.

                       CALCULATION OF EARNINGS PER SHARE

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
                          9 MONTHS   9 MONTHS     FISCAL      FISCAL      FISCAL
                           ENDED      ENDED     YEAR ENDED  YEAR ENDED  YEAR ENDED
                          8/31/96    8/31/95     11/30/95    11/30/94    11/30/93
                         ---------- ----------  ----------  ----------  ----------
Primary EPS
Net income (loss)....... $  292,087 $ (215,620) $ (435,670) $ (348,210) $ (311,366)
Less preferred stock
 dividend...............        --      (4,000)     (4,000)    (23,800)    (13,400)
                         ---------- ----------  ----------  ----------  ----------
    Loss applicable to
     common.............    292,087   (219,620)   (439,670)   (372,010)   (324,766)
Weighted average shares
 outstanding............  7,250,672  3,209,345   3,382,917   2,371,260   2,536,260
Net income (loss) per
 common share........... $   0.0403 $  (0.0684) $  (0.1300) $  (0.1569) $  (0.1280)
Fully dilutive EPS
Net income (loss) from
 operations............. $  292,087 $ (215,620) $ (435,670) $ (348,210) $ (311,366)
Less preferred stock
 dividend...............        --      (4,000)     (4,000)    (23,800)    (13,400)
Add back "as if" stock
 dividend...............        --       4,000       4,000       4,200         --
Bond interest expense
 "as if" Converted......        --       6,525       6,525         --          --
                         ---------- ----------  ----------  ----------  ----------
    Loss applicable to
     common.............    292,087   (209,095)   (429,145)   (367,810)   (324,766)
Weighted average shares
 outstanding............  7,337,226  3,445,797   3,560,256   2,536,260   2,536,260
Net income (loss) per
 common share,
 fully diluted.......... $   0.0398 $  (0.0607) $  (0.1205) $  (0.1450) $  (0.1280)
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